Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

The Supervisory Board
Euronav NV:

We consent to the use of our report dated April 29, 2020, with respect to the consolidated statement of financial position of Euronav NV and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.
Our report refers to a change to the method of accounting for leases effective January 1, 2019 due to the adoption of International Financial Reporting Standard 16 Leases, and to a change to the method of accounting for revenue from contracts with customers effective January 1, 2018 due to the adoption of International Financial Reporting Standard 15 Revenue from Contracts with Customers.

/s/ Patricia Leleu
Bedrijfsrevisor / Réviseur d’Entreprises
KPMG Bedrijfsrevisoren – Réviseurs d'Entreprises CVBA

Zaventem, Belgium
May 18, 2020